Exhibit 3.1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "GAME TRADING TECHNOLOGIES, INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF SEPTEMBER, A.D. 2010, AT 6:38 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE SUSSEX COUNTY RECORDER OF DEEDS.

State of Delaware Secretary of State Divison of Corporations Delivered 06:38 PM 09/30/2010 FILED 06:38 PM 09/30/2010 SRV 100958411 - 4211870 FILE

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
GAME TRADING TECHNOLOGIES, INC

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, Rodney Hillman, does hereby certify that:

                1. He is the Chief Operating Officer of Game Trading Technologies, Inc., a Delaware corporation (the “Corporation”).

                2. The Corporation is authorized to issue 20,000,000 shares of preferred stock, of which 3,000,000 shares have been designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), and 2,837,500 shares of such Series A Preferred Stock have been issued.

                3. The following resolutions were duly adopted by the board of directors of the Corporation:

        WHEREAS, the Board of Directors is expressly authorized by the Certificate of Incorporation of the Corporation, by resolution or resolutions thereof, to provide out of the unissued shares of Preferred Stock, par value of $0.0001 per share (the “Preferred Stock”), fo one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the shares of such series; and

        WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to establish, create, authorize and fix the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, of new series of Preferred Stock and the number of shares constituting such series to be designated as the Series A Convertible Preferred Stock ( the “Series A Preferred Stock”) pursuant to the Certificate of Designation of the Series A Convertible Preferred Stock of the Corporation substantially in the form provided to the undersigned (the “Series A Designation”)

4.           The Series A Certificate of Designations of the Corporation filed on February 25, 2010 with the Secretary of State of the State of Delaware is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto and incorporated herein by this reference (the "Amended and Restated Series A Certificate of Designations").

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by a duly authorized officer of the Corporation this 30th day of September, 2010.

GAME TRADING TECHNOLOGIES, INC.

By:           /s/ Rodney Hillman

Name:  Rodney Hillman

Title:  Chief Operating Officer

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

GAME TRADING TECHNOLOGIES, INC.

Game Trading Technologies, Inc.,  a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that the Board of Directors of the Company (the “Board of Directors”), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law (the “GCL”), and in accordance with the provisions of its Certificate of Incorporation, as amended and restated through the date hereof (the “Certificate of Incorporation”), and By-laws, as amended and restated through the date hereof, has and hereby authorizes a series of the Company’s previously authorized Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

1. Designation and Number of Shares. There shall hereby be created and established a series of Preferred Stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred stock shall be 3,000,000 shares.

2. Dividends. The holders of the shares of Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) payable on the Stated Value (as defined below) of each share of Series A Preferred Stock at the Dividend Rate (as defined below). Dividends on the shares of Series A Preferred Stock shall commence accruing on the Initial Issuance Date (as defined below) and shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be cumulative and compounded annually. Accrued dividends shall be payable, in arrears, on the first day of each Calendar Quarter (each, an “Dividend Date”). Prior to the payment of Dividends on a Dividend Date, Dividends on each share of Series A Preferred Stock shall accrue at the Dividend Rate. If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. Notwithstanding the foregoing, in the event that the Equity Conditions (as defined below) shall have been satisfied or waived in writing by the Holder then the Dividend Rate shall be reduced to zero during each period that the Closing Sale Price of the Common Shares equals or exceeds 200% of the Conversion Price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Initial Issuance Date) for a period of twenty (20) out of any thirty (30) consecutive Trading Days. Accrued Dividends shall be payable in cash; provided, however, that the Company may satisfy its obligation to pay Dividends accrued by issuing to the Holders additional shares of (i) Series A Preferred Stock having an aggregate Stated Value equal to the amount of such accrued Dividends, or (ii) if the Registration Statement (as defined in the Registration Rights Agreement (as defined below), the “Registration Statement”) filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Common Shares issuable upon conversion of the Preferred Shares, Common Shares, in each case with fractional shares being rounded up to the nearest whole number. All Dividends payable on each share of Series A Preferred Stock shall be paid in preference and priority to the payment of any dividends on any other class or series of capital stock of the Company, including, without limitation, the Common Shares.

3. Conversion.  Shares of Series A Preferred Stock shall be convertible into the Company’s shares of common stock, par value $0.0001 per share (the “Common Shares”), on the terms and conditions set forth in this Section 3.

(a) Certain Defined Terms .  For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i) “Approved Acquisitions” means acquisitions by the Company or any of its subsidiaries of a business enterprise or assets approved in good faith by the Company’s Board of Directors.

(ii) “Approved Share Plan” means (i) any employee benefit plan which has been approved in good faith by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer, advisor, consultant or director for services provided to the Company with a minimum exercise price of $2.00 per Common Share, provided that all such plans do not, in the aggregate, exceed more than 2,500,000 Common Shares and (ii) the employee benefit plan in effect as of the Subscription Date.

(iii) “Bloomberg” means Bloomberg Financial Markets.

(iv) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(v) “Calendar Quarter” means each of the following periods: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(vi) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be), then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders.  If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 3(d)(iii), and in the event the dispute involves the Closing Bid Price, the term “Closing Bid Price” shall be substituted for the term “Closing Sale Price.” All such determinations to be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.

(vii) “Common Share Equivalents” means, collectively, Options and Convertible Securities.

(viii) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(ix) “Conversion Amount” means the Stated Value.

(x) “Conversion Price” means, with respect to the shares of Series A Preferred Stock, as of any Conversion Date or other date of determination, $2.00, subject to adjustment as provided herein.

(xi) “Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Shares.

(xii) “Disposition” means any transaction, or series of related transactions, pursuant to which the Company or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any Person (other than the Company or any of its Subsidiaries), in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of inventory in the ordinary course of business on ordinary business terms.

(xiii) “Dividend Rate” means 5% per annum.

(xiv) “Eligible Market” means the Principal Market, NYSE, the NYSE Amex, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market.

(xv) “Equity Conditions” means: (i) on each day during the period beginning one month prior to the applicable date of determination and ending on and including the applicable date of determination (either (x) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement and on each day there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all Registrable Securities shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the period beginning 45 days prior to the applicable date of determination and ending and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Shares are designated for quotation on the Principal Market and shall not have been suspended from trading on the Principal Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by the Principal Market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of the Principal Market; (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered Conversion Shares upon conversion of the shares of Series A Preferred Stock and shall have delivered Common Shares upon exercise of the Warrants to the Holders on a timely basis as set forth in Section 3(d)(ii) hereof and Section 1(a) of the Warrants and all other shares of capital stock required to be delivered on a timely basis as set forth herein and in Section 5(d) of the Securities Purchase Agreement; (iv) any applicable Common Shares to be issued in connection with the event requiring determination may be issued in full without violating Section 5 hereof or the rules or regulations of the Principal Market; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments when due pursuant to any Transaction Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any Common Shares issuable upon conversion of the shares of Series A Preferred Stock and Common Shares issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144 under the Securities Act of 1933, as amended, and any applicable state securities laws; (viii) the Holders shall not be in possession of material, non-public information provided to them by the Company or any of its Affiliates; and (ix) the Company otherwise shall have been in material compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document.

(xvi) “Excluded Securities” means Common Shares issued or deemed to be issued by the Company or warrants: (A) in connection with an Approved Share Plan or as consideration in an Approved Acquisition and Common Shares that may be issued as part of an earn-out pursuant to an Approved Acquisition (the “Earn-Out Shares”); provided, however, that the Common Shares or Earn-Out Shares issued or deemed issued as consideration in any such Approved Acquisition must be issued for consideration no less than the arithmetic average of the Weighted Average Price for the five (5) Trading Days immediately prior to the consummation of such Approved Acquisition or the issuance of the Earn-Out Shares (as applicable) and the exercise price for any warrants is not less than the arithmetic average of the Weighted Average Price for the five (5) Trading Days immediately prior to the determination date of the exercise price; (B) upon issuance of the shares of Series A Preferred Stock or upon conversion of the shares of Series A Preferred Stock or upon exercise of the Warrants; (C) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Initial Issuance Date, provided that such issuance of Common Shares upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Initial Issuance Date and the exercise, conversion or similar price and the number of shares underlying such Option or Convertible Security are not amended or changed after the date immediately proceeding the Initial Issuance Date and the other material terms of such Options or Convertible Securities are not otherwise amended or changed after the date immediately preceding the Initial Issuance Date; (D) issued in connection with any share split, share dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section 3(f); (E) issued in connection with mergers, acquisitions, strategic business partnerships or joint ventures approved by a majority of the Company’s independent directors, in each case with non-affiliated third parties and otherwise on an arm’s-length basis, the primary purpose of which is not to raise additional capital or (F) issued in connection with any bona fide commercial loan or debt transaction with third Persons, provided that the primary purpose of such transaction is not to raise equity capital and is approved by the Company’s Board of Directors in good faith, provided that all such issuances pursuant to (E) and (F) do not, in the aggregate, exceed more than 5% of the Common Shares issued and outstanding immediately prior to the filing of this Certificate of Designations (determined on a fully-diluted basis).

(xvii) “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (C) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding Common Shares (not including any Common Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (D) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding Common Shares (not including any Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify its Common Shares, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the issued and outstanding Common Shares or the aggregate ordinary voting power represented by issued and outstanding Common Shares.

(xviii) “Initial Issuance Date” means February 25, 2010.

(xix) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(xx) “NYSE” means The New York Stock Exchange, Inc.

(xxi) “Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

(xxii) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common shares or equivalent equity security are quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(xxiii) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(xxiv) “Principal Market” means the OTC Bulletin Board.

(xxv)  “Qualified Public Offering” means a firm-commitment underwritten public offering for gross proceeds to the Company of not less than $10,000,000 and a public offering price of not less than 200% of the Conversion Price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Initial Issuance Date).

(xxvi) “Registrable Securities” means the Common Shares issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants.

(xxvii) “Registration Rights Agreement” means that certain registration rights agreement by and among the Company and the initial holders of the Series A Preferred Stock and the initial holders of the Warrants relating to the filing of a registration statement covering the resale of the Registrable Securities, as such agreement may be amended from time to time as provided in such agreement.

(xxviii) “Required Holders” means the Holders of shares of Series A Preferred Stock representing at least a majority of the aggregate shares of Series A Preferred Stock then outstanding.

(xxix)  “SEC” means the U.S. Securities and Exchange Commission.

(xxx)  “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Company and the initial Holders, dated as of the Subscription Date, as such agreement further may be amended from time to time as provided in such agreement.

(xxxi) “Stated Value” means $2.00 (as subject to adjustment is the case of any stock splits, stock combination or similar recapitalization affecting the Series A Preferred Stock).

(xxxii)  “Subscription Date” means February 25, 2010.

(xxxiii)  “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common shares or equivalent equity security are quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(xxxiv)  “Trading Day” means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded; provided that “Trading Day” shall not include any day on which the Common Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York City Time).

(xxxv) “Transfer Agent” means Island Stock Transfer, the Company’s transfer agent and registrar.

(xxxvi) “Transaction Documents” means the Securities Purchase Agreement, this Certificate of Designations, the Warrants, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions delivered in accordance with the Securities Purchase Agreement and all other instruments and documents executed and/or delivered in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.

(xxxvii) “Triggering Event” means, the occurrence of any of the following events:

(i)           the failure of the applicable Registration Statement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement);

(ii)           while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of six (6) consecutive Trading Days or for more than an aggregate of fifteen (15) days in any 365-day period (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(iii)           the suspension from trading or failure of the Common Shares to be listed on the Principal Market for a period of six (6) consecutive Trading Days or for more than an aggregate of fifteen (15) Trading Days in any 365-day period;

(iv)           the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of Common Shares within five (5) Trading Days after the applicable Conversion Date or (B) notice, written or oral, to any Holder, including by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any shares of Series A Preferred Stock into Common Shares that is tendered in accordance with the provisions of this Certificate of Designations;

(v)           at any time following the fifteenth (15th) consecutive Business Day that a Holder’s Authorized Share Allocation (as defined below) is less than the number of Common Shares that such Holder would be entitled to receive upon a conversion of the full Conversion Amount of the shares of Series A Preferred Stock (without regard to any limitations on conversion set forth in Section 4 or otherwise);

(vi)           the Company’s failure to pay to any Holder any amounts when and as due pursuant to this Certificate of Designations or any other Transaction Document;

(vii)           the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable Federal or State law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(viii)           the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Subsidiary in furtherance of any such action; or

(ix)           the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least thirty (30) days.

(xxxviii) “Warrants” means the warrants to purchase Common Shares issued by the Company pursuant to the Securities Purchase Agreement, and shall include all Warrants issued in exchange thereof or replacement thereof.

(xxxix) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of the such security, then such dispute shall be resolved pursuant to Section 3(d)(iii) below with the term “Weighted Average Price” being substituted for the term “Closing Sale Price.” All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

(b) Holder’s Conversion Right.  Subject to the provisions of Section 5, at any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of shares of Series A Preferred Stock into fully paid and nonassessable Common Shares in accordance with Section 3(d) at the Conversion Rate (as defined below). For clarification purposes, a Holder shall have the right to convert all or any portion of its shares of Series A Preferred Stock after the delivery of any redemption notice hereunder so long as a Conversion Notice is delivered by such Holder to the Company in accordance with Section 3(d) prior to the applicable redemption date.

(c) Conversion Rate.  The number of Common Shares issuable upon conversion of each share of Series A Preferred Stock pursuant to Section 3(b) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

No fractional shares of Common Shares are to be issued upon the conversion of any share of Series A Preferred Stock, but rather the number of shares of Common Shares to be issued shall be rounded to the nearest whole number, subject to Section 5.  To the extent that rounding up to the nearest whole number would result in a violation of Section 5, the Company shall pay the applicable converting Holder an amount in cash equal to the fractional share amount multiplied by the Closing Sale Price for the Common Shares on the Conversion Date (as defined below).

(d) Mechanics of Conversion.  The conversion of shares of Series A Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements.  To convert shares of Series A Preferred Stock into Common Shares on any date (the “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the shares of Series A Preferred Stock subject to such conversion in the form attached hereto as Annex A (the “Conversion Notice”) to the Company and (B) if required, surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the shares of Series A Preferred Stock being converted (the “Preferred Share Certificates”).

(ii) Company’s Response. On or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”), the Company shall: (1) instruct the Transfer Agent to (A) provided the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled and (2) pay to such Holder in cash an amount equal to all accrued and unpaid Dividends on the shares of Series A Preferred Stock being converted and all declared and unpaid dividends thereon (provided that the Company may, at its election, issue shares of Series A Preferred Stock in accordance with Section 2 in lieu of paying such accrued and unpaid Dividends in cash). If the number of shares of Series A Preferred Stock represented by the Preferred Share Certificate(s) submitted for conversion, as may be required, is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Share Certificate(s) (the “Preferred Share Delivery Date”) and at its own expense, cause the Transfer Agent to issue and deliver to the Holder a new Preferred Share Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii) Dispute Resolution.  In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of Common Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder’s Conversion Notice or other date of determination.  If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within one (1) Business Day submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant.  The Company shall cause, at the Company’s expense, the investment bank or the accountant (as the case may be) to perform the determinations or calculations and notify the Company and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error.

(iv) Record Holder. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of shares of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Shares on the Conversion Date.

(v) Company’s Failure to Timely Convert.

(A) Cash Damages. If (I) within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of Common Shares to which such Holder is entitled upon such Holder’s conversion of shares of Series A Preferred Stock (a “Conversion Failure”) or (II) within three (3) Trading Days of the Company’s receipt of a Preferred Share Certificate the Company shall fail to issue and deliver a new Preferred Share Certificate representing the number of shares of Series A Preferred Stock to which such Holder is entitled pursuant to Section 3(d)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 9(k) thereof), the Company shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Share Delivery Date that each share of Series A Preferred Stock Certificate is not delivered in an amount equal to 1.0% of the product of (I) the sum of the number of Common Shares not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a Preferred Share Certificate to the Holder on or prior to the Preferred Share Delivery Date, the number of Common Shares issuable upon conversion of the shares of Series A Preferred Stock represented by each share of Series A Preferred Stock Certificate as of the Preferred Share Delivery Date and (II) the Closing Sale Price of the Common Shares on the Share Delivery Date, in the case of the failure to deliver Common Shares, or the Preferred Share Delivery Date, in the case of failure to deliver a Preferred Share Certificate. Notwithstanding anything contained herein, in no event shall the sum of all of the following exceed fifteen percent (15%) of the aggregate Purchase Price (as defined in the Securities Purchase Agreement) for each share of Preferred Stock: (A) the aggregate cash damages for a Conversion Failure; (B) the aggregate cash damages paid pursuant to Section 1(c) of the Warrants; (C) the aggregate Registration Delay Payments (as defined in Section 2(f) of the Registration Rights Agreement); and (D) the aggregate cash damages paid pursuant to Sections 5(e) and/or 9(q) of the Securities Purchase Agreement. The preceding sentence shall be referred to in the Transaction Documents as the “Limitation on Damages.” If the Company fails to pay the additional damages set forth in this Section 3(d)(v) within three (3) Business Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of Common Shares equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the lower of (I) the Conversion Price in effect on such Conversion Date as specified by such Holder in the Conversion Notice, (II) the lowest Weighted Average Price of the Common Shares for the period commencing on the failure to pay such additional damages set forth in this Section 3(d)(v) and ending on the date on which such Holder makes a demand for payment of such damages in Common Shares in lieu of cash and (III) the Conversion Price on the date on which such Holder makes a demand for payment of such damages in Common Shares in lieu of cash. In addition to the foregoing, if within three (3) Business Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to a Holder or credit such Holder’s balance account with DTC for the number of Common Shares to which such Holder is entitled upon such Holder’s conversion of shares of Series A Preferred Stock, and if on or after such Business Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of the Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares, times (B) the Closing Sale Price on the Conversion Date.

(B) Void Conversion Notice; Adjustment of Conversion Price.  If for any reason a Holder has not received all of the Common Shares to which such Holder is entitled after the third (3rd) Business Day after the Share Delivery Date with respect to a conversion of shares of Series A Preferred Stock, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any shares of Series A Preferred Stock that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 3(d)(v)(A) or otherwise.  Thereafter, the Conversion Price of any shares of Series A Preferred Stock returned or retained by the Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price relating to the voided Conversion Notice and (II) the lowest Weighted Average Price of the Common Shares during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

(vi) Pro Rata Conversion; Disputes. Subject to Section 5, in the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such shares of Series A Preferred Stock, the Company shall convert from each Holder electing to have shares of Series A Preferred Stock converted at such time a pro rata amount of such Holder’s shares of Series A Preferred Stock submitted for conversion based on the number of shares of Series A Preferred Stock submitted for conversion on such date by such Holder relative to the number of shares of Series A Preferred Stock submitted for conversion on such date.  In the event of a dispute as to the number of Common Shares issuable to a Holder in connection with a conversion of shares of Series A Preferred Stock, the Company shall issue to such Holder the number of Common Shares not in dispute and resolve such dispute in accordance with Section 3(d)(iii).

(e) Taxes.  The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Shares upon the conversion of shares of Series A Preferred Stock.

(f) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 3(f).

(i) Adjustment of Conversion Price upon Issuance of shares of Common Stock. If and whenever on or after the Subscription Date the Company issues or sells, or in accordance with this Section 3(f) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Conversion Price then in effect is referred to as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, (x) as to any Dilutive Issuances that occur on or before the 36-month anniversary of the Initial Issuance Date, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price and (y) to any Dilutive Issuances that occur after the 36-month anniversary of the Initial Issuance Date, the Conversion Price then in effect shall be reduced to a price determined in accordance with the following formula:

CP2 = CP1*  (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(I) “CP2” shall mean the Conversion Price in effect immediately after such Dilutive Issuance.

(II) “CP1” shall mean the Conversion Price in effect immediately prior to such Dilutive Issuance;

(III) “A” shall mean the number of Common Shares outstanding immediately prior to such Dilutive Issuance (treating for this purpose as outstanding all Common Shares issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Shares) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(IV) “B” shall mean the number of Common Shares that would have been issued if such Dilutive Issuance had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(V) “C” shall mean the number of such additional Common Shares issued in such Dilutive Issuance.

For purposes of determining the adjusted Conversion Price under this Section 3(f), the following shall be applicable:

(A) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 3(f)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option. Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(B) Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 3(f)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security. Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 3(f)(i), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C) Change in Option Price or Rate of Conversion.  If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 3(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 3(f)(i) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(D) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01.  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAP of such security for the five (5) Trading Day period immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error (provided such determination is approved by the Required Holders) and the fees and expenses of such appraiser shall be borne by the Company.

(E) Record Date.  If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Shares. If the Company at any time after the Subscription Date subdivides (by any share split, share dividend, recapitalization or otherwise) its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding Common Shares into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii) Recapitalizations. Notwithstanding any other provision contained herein, if and whenever the Company shall effect (i) any reorganization or reclassification or recapitalization of its shares, (ii) any consolidation or merger of the Company with or into any other entity, (iii) the sale, transfer or other disposition of the property, assets or business of the Company as an entirety or substantially as an entirety, or (iv) any other transaction (or any other event) shall occur as a result of which holders of Common Shares shall become entitled to receive any Common Shares, shares of stock or other securities and/or property (including, without limitation, cash but excluding cash dividends) with respect to or in exchange for Common Shares, there shall thereafter be deliverable upon the conversion of the Series A Preferred Stock or any portion thereof (in lieu of or in addition to the Common Shares theretofore deliverable, as appropriate) the highest number of Common Shares, shares of stock or other securities and/or the greatest amount of property (including, without limitation, cash) to which the holder of the number of Common Shares which would otherwise have been deliverable upon conversion of the Series A Preferred Stock or any portion thereof at the time would have been entitled upon such reorganization or reclassification or recapitalization of Common Shares or capital stock, consolidation, merger, sale, transfer, disposition or other transaction or upon the occurrence of such other event, and at the same Conversion Price.  Prior to and as a condition of the consummation of any transaction or event described in the preceding sentence, the Company shall make equitable, written adjustments in the application of the provisions hereof so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any Common Shares, shares of stock or other securities or other property thereafter deliverable upon conversion of the Series A Preferred Stock.  Any such adjustment shall be made by written notice given by the Company to the Holders.

(iv) Other Events. If any event occurs of the type contemplated by the provisions of this Section 3(f) but not expressly provided for by such provisions (including, without limitation, the granting of share appreciation rights, phantom share rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 3(f).

(v) Notices.

(A) Immediately upon any adjustment of the Conversion Price pursuant to this Section 3(f), or of the occurrence of any event of the type described in Section 3(f)(iii), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment or the effects of such event (as the case may be).  In the case of a dispute as to the determination of such adjustment or the effects of such event, then such dispute shall be resolved in accordance with the procedures set forth in Section 3(d)(iii).

(B) The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Shares, (II) with respect to any pro rata subscription offer to holders of Common Shares or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(C) The Company will also give written notice to each Holder no later than (i) ten (10) Business Days prior to the date on which any Disposition, Fundamental Transaction or Liquidation Event will take place and (ii) the date upon which such Disposition, Fundamental Transaction or Liquidation Event is announced to the public; provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(g)           Exercise Floor Price.  Notwithstanding the provisions of this Section 3, no adjustment pursuant to Section 3(f) of this Certificate of Designations shall cause the Conversion Price of the Series A Preferred Stock to be less than $1.00 (the "Exercise Floor Price").

4. Fundamental Transaction. (I) Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of the shares of Series A Preferred Stock at any time after the consummation of the Fundamental Transaction, in lieu of the Common Shares (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of the shares of Series A Preferred Stock prior to such Fundamental Transaction, such publicly traded common shares (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of the shares of Series A Preferred Stock (but such limitations shall apply immediately following such application).

5. Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Designations, no Holder may convert shares of Series A Preferred Stock to Common Shares to the extent (but only to the extent) that, if converted by such Holder, such Holder and any of its affiliates would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the outstanding Common Shares. To the extent the above limitation applies, the determination of whether shares of Series A Preferred Stock shall be convertible (vis-a-vis other convertible, exercisable or exchangeable securities owned by such Holder) and of which convertible, exercisable or exchangeable securities shall be convertible (as among all convertible, exercisable or exchangeable securities owned by such Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to convert shares of Series A Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined by such Holder in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to each and every successor Holder of shares of Series A Preferred Stock.  The holders of Common Shares shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its outstanding Common Shares.  For purposes of this paragraph, in determining the number of outstanding Common Shares, each Holder may rely on the number of outstanding shares of Common Shares as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the SEC (as the case may be), (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding. For any reason at any time, upon the written or oral request of a Holder, the Company shall within one (1) Business Day confirm orally and in writing to such Holder the number of Common Shares then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Shares, including, without limitation, pursuant to the exercise of the conversion rights granted to the Holders. By written notice to the Company, each Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such Holder and not to any other Holder.

6. Authorized Shares.

(a) Reservation. The Company shall have sufficient authorized and unissued Common Shares for each of the shares of Series A Preferred Stock equal to 120% of the sum of (i) the maximum number of Common Shares necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each share of Series A Preferred Stock as of the Initial Issuance Date (without regard to any limitations on conversion) and (ii) the maximum number of Common Shares necessary to effect the exercise of all of the Warrants (assuming for purposes hereof the Warrants are fully exerciseable on the Initial Issuance Date and without regard to any limitations on exercise). So long as any of the shares of Series A Preferred Stock are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, the number of Common Shares as shall from time to time be necessary to effect the conversion of all of the shares of Series A Preferred Stock then outstanding; provided, that at no time shall the number of Common Shares so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Amount”). The initial number of shares of Common Shares reserved for conversions of the shares of Series A Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of shares of Series A Preferred Stock held by each Holder at the time of issuance of the shares of Series A Preferred Stock or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”).  In the event a Holder shall sell or otherwise transfer any of such Holder’s shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved Common Shares reserved for such transferor.  Any Common Shares reserved and allocated to any Person which ceases to hold any shares of Series A Preferred Stock shall be allocated to the remaining Holders of shares of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such Holders.

(b) Insufficient Authorized Shares.  If at any time while any of the shares of Series A Preferred Stock remain outstanding the Company does not have a sufficient number of authorized and unissued Common Shares to satisfy its obligation to have available for issuance upon conversion of the shares of Series A Preferred Stock at least a number of Common Shares equal to the Required Amount (an “Authorized Share Failure”), then the Company shall as promptly as practicable take all action necessary to increase the Company’s authorized Common Shares to an amount sufficient to allow the Company to have available the Required Amount for the shares of Series A Preferred Stock then outstanding.

7. Voting Rights.

(a) No Voting Rights. Holders of shares of Series A Preferred Stock shall have no voting rights, except as required by law, including but not limited to the GCL, and as expressly provided in this Certificate of Designations.  To the extent that under the GCL the vote of the holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock, voting together in the aggregate and not in separate series unless required under the GCL, represented at a duly held meeting at which a quorum is presented or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the GCL), voting together in the aggregate and not in separate series unless required under the GCL, shall constitute the approval of such action by  both the class or the series, as applicable.  Subject to Section 5 and the Maximum Percentage, to the extent that under the GCL holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Shares, voting together as one class, each share of Series A Preferred Stock shall entitle the holder thereof to cast that a number of votes per share as is equal to the number of shares of Common Shares into which it is then convertible (subject to the ownership limitations specified in Section 5 hereof) using the recorded date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the Conversion Price is calculated.  Holders of the Series A Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Company’s bylaws and the GCL).

(b) Series A Directors.  The holders of Series A Preferred Stock shall have the exclusive right, voting separately as a class, to elect one director, provided, if the Company shall not have a hired a Chief Financial Officer by May 30, 2010, the holders of Series A Preferred Stock shall have the exclusive right, voting separately as a class to select two (2) directors (each director, a “Series A Director”).  A Series A Director shall be elected by the affirmative vote of the Required Holders either at meetings of shareholders at which directors are elected, a special meeting of holders of Series A Preferred Stock or by written consent without a meeting in accordance with the GCL.  A Series A Director so elected shall serve for a term of one year and until his successor is elected and qualified.  Any vacancy in the position of a Series A Director may be filled only by the affirmative vote of the Required Holders.  A Series A Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of holders of Series A Preferred Stock called for such purpose, or the written consent, of the Required Holders.  Any vacancy created by such removal may also be filled at such meeting or by such consent.

8. Automatic Conversion. Upon a Qualified Public Offering, subject to the provisions of Section 5 hereof, and provided that all of the Registrable Securities (as defined in the Registration Rights Agreement) have been and continue to be registered pursuant to a Registration Statement or such registration requirement is waived in writing by the Holder, all outstanding share of Series A Preferred Stock plus all accrued but unpaid Dividends thereon and all declared and unpaid dividends thereon shall automatically be converted into Common Shares at the Conversion Price.  No fractional shares of Common Shares are to be issued upon the conversion of any share of Series A Preferred Stock, but rather the number of shares of Common Shares to be issued shall be rounded to the nearest whole number, subject to Section 6.  To the extent that rounding up to the nearest whole number would result in a violation of Section 6, the Company shall pay the applicable converting Holder an amount in cash equal to the fractional share amount multiplied by the Closing Sale Price for the Common Shares on the Conversion Date.  Any shares of Series A Preferred Stock not converted upon a Qualified Public Offering as a result of the application of the provisions of Section 5 hereof, shall automatically be converted in Common Shares at the Conversion Price on the six-month anniversary of the Qualified Public Offering.

9. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the capital shares of the Company of any class junior in rank to the shares of Series A Preferred Stock in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per share of Series A Preferred Stock equal to 120% of the Stated Value plus the amount of any accrued and unpaid Dividends thereon and declared and unpaid dividends thereon; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred shares of the Company that are of equal rank with the shares of Series A Preferred Stock as to payments of Liquidation Funds (the “Pari Passu Shares”), then each Holder and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of shares of Series A Preferred Stock and Pari Passu Shares.  To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 9. All the preferential amounts to be paid to the Holders under this Section 9 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred shares of the Company junior in rank to the shares of Series A Preferred Stock in connection with a Liquidation Event as to which this Section 9 applies. The purchase or redemption by the Company of shares of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.  A Fundamental Transaction shall be deemed a Liquidation Event for purposes of this Section 9.

10. Preferred Rank. All Common Shares shall be of junior rank to all shares of Series A Preferred Stock with respect to the preferences as to dividends, distributions and payments upon a Liquidation Event. The rights of holders of all other shares of capital stock of the Company shall be subject to the preferences and relative rights and interests of the shares of Series A Preferred Stock. For so long as shares of Series A Preferred Stock having a Stated Value of not less than $400,000 shall be outstanding (treating all shares of Series A Preferred Stock that have been redeemed pursuant to the terms of this Certificate of Designations, converted on an automatic basis pursuant to Section 10 as being outstanding), without the prior express written consent of the Holders of not less than 50% of the outstanding Series A Preferred Stock, the Company shall not hereafter create, authorize or issue additional shares of Preferred Stock or other equity securities that are of senior or pari-passu rank to the shares of Series A Preferred Stock in respect of the preferences as to distributions and payments upon a Liquidation Event. In the event of the merger or consolidation of the Company with or into another corporation, the shares of Series A Preferred Stock shall maintain their relative powers, rights, interests, designations and preferences provided for herein and no merger shall result inconsistent therewith. Nothing contained herein shall permit any action by the Company to adversely affect any dividend, redemption or conversion rights of any Holder. For any reason at any time, upon the written or oral request of a Holder, the Company shall on the date of such request confirm orally and in writing to such Holder the aggregate Stated Value of all Series A Preferred Stock then outstanding.

11. Participation. The Holders shall, as holders of shares of Series A Preferred Stock, be entitled to such dividends paid and distributions (including, without limitation, dividends or distributions in the form of purchase rights or other options) made to the holders of Common Shares to the same extent as if such Holders had converted the shares of Series A Preferred Stock into Common Shares (without regard to any limitations on conversion herein or elsewhere) and had held such Common Shares on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Shares.

12. Matters Requiring Consent of Required Holders.  In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (i) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of preferred shares, if such action would adversely alter or adversely change the preferences, rights, interests, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (iii) increase or decrease (other than by conversion) the authorized number of  the  Series A Preferred Stock; (iv) increase the authorized number of directors constituting the Board of Directors; (v) purchase, repurchase or redeem any Common Shares (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services); (vi) pay dividends or make any other distribution on the Common Shares; (vii) make any adjustments to any exercise or conversion price contained in any Options or Convertible Securities (other than the Series A Preferred Stock) or (viii) whether or not prohibited by the terms of the Series A Preferred Stock, circumvent a right of the  Series A Preferred Stock.   Additionally, at any meetings of stockholders at which directors are elected, the Company shall nominate at least one candidate that shall have been selected for election as a director (but other than as a Series A Director) who shall be approved by the written consent of the Required Holders.

13. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Share Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Share Certificate(s), the Company shall execute and deliver new Preferred Share Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Share Certificates if the Holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Shares.

14. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief).  No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company will not, by amendment of this Certificate of Designations or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such actions as may reasonably be requested by the Required Holders in order to protect the conversion privilege of the holders of Series A Preferred Stock, consistent with the tenor and purpose of this Certificate of Designations. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable upon the conversion of any Series A Preferred Stock above the Conversion Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Shares upon the conversion of shares of Series A Preferred Stock. Amounts set forth or provided for herein relating to the Series A Preferred Stock with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

15. Construction.  This Certificate of Designations shall be deemed to be jointly drafted by the Company and all initial Holders and shall not be construed against any person as the drafter hereof.

16. Failure or Indulgence Not Waiver.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

17. Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Game Trading Technologies, Inc.
10957 McCormick Road
Hunt Valley, Maryland 21031
Telephone:  (410) 316-9900
Facsimile:  (443) 638-0255
Attention:  Mr. Todd Hays, President and CEO

With a copy (for informational purposes only) to:

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Telephone:  (212) 930-9700
Facsimile:  (212) 930-9725
Attention:  Gregory Sichenzia, Esq.

If to the Transfer Agent:

Island Stock Transfer
100 Second Avenue South, Suite 705-S
St. Petersburg, Florida 33701
Telephone:  (727) 289-0010
Facsimile:  (727) 289-0069
Attention:  Mr. Carl Dilley

If to a holder of Securities, to its address and facsimile number set forth in the records of the Company,

with a copy (for informational purposes only) to:

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Telephone:  (212) 801-9200
Facsimile:  (212) 801-6400
Attention:  Spencer G. Feldman, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

18. Transfer of Series A Preferred Stock.  A Holder may assign some or all of the shares of Series A Preferred Stock and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

19. Series A Preferred Stock Register.  The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series A Preferred Stock, in which the Company shall record the name, address and facsimile number of the persons in whose name the shares of Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

20. Shareholder Matters. Any shareholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the GCL, this Certificate of Designation or otherwise with respect to the issuance of Series A Preferred Stock or the Common Shares issuable upon conversion thereof or the issuance of any Warrants and the Common Shares issuable upon exercise thereof may be effected by written consent of the Company’s shareholders or at a duly called meeting of the Company’s shareholders, all in accordance with the applicable rules and regulations of the Principal Market and the GCL. This provision is intended to comply with the applicable sections of the GCL permitting shareholder action, approval and consent affected by written consent in lieu of a meeting.

21. Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or any of its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or any of its Subsidiaries.

22. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against an initial Holder or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sittng in the City of New York, Borough of Manhattan.

*  *  *  *  *

ANNEX A

GAME TRADING TECHNOLOGIES, INC. CONVERSION NOTICE

Reference is made to the Amended and Restated Certificate of Designations, Preferences and Rights of The Series A Convertible shares of Game Trading Technologies, Inc. (the “Certificate of Designations”).  In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $______ per share (the “Series A Preferred Stock”), of Game Trading Technologies, Inc., a Delaware corporation (the “Company”), indicated below into Common Shares, par value $0.0001 per share (the “Common Shares”), of the Company, as of the date specified below.

Date of Conversion:

Number of shares of Series A Preferred Stock to be converted:

Share certificate no(s). of Series A Preferred Stock to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:_________________________________________________________

Number of Common Shares to be issued:

Please issue the Common Shares into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address: _________________________________________

Telephone Number: ________________________________

Facsimile Number:

Authorization:

By:
Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

ACKNOWLEDGMENT

The Company hereby acknowledges the attached Conversion Notice and hereby directs __________________________ to issue the above indicated number of Common Shares in accordance with the Irrevocable Transfer Agent Instructions dated February __, 2010 from the Company and acknowledged and agreed to by _____________________________.

GAME TRADING TECHNOLOGIES, INC.

By:	/s/
Name:
Title: